September 22, 1999



Dear Southern Jersey Shareholder:


On September 15, 1999, Hudson United Bancorp announced that it had entered into an agreement to merge with Dime Bancorp, Inc. In light of that development, we adjourned our September 16 special shareholder meeting to vote on the Hudson United - Southern Jersey merger. The adjournment will permit us to prepare and send you a supplement to the proxy statement-prospectus containing additional information, and will give you an opportunity to consider that information before finalizing your vote. As soon as possible, we will set a date to reconvene the meeting and send you supplemented proxy materials. We thank you for your patience and support.


                                  Sincerely,



                                  CLARENCE D. McCORMICK
                                  Chairman